Exhibit 1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act of any rule or regulation thereunder (including any amendment, restatement, supplement and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing and/or incorporation by reference of this agreement as an exhibit thereto. The agreement shall remain in full force and effect until revoked by either party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date written below.

Dated: August 15, 2016

John C. Goff		The Goff Family Foundation

By:	/s/ John C. Goff	By:	/s/ John C. Goff
John C. Goff
Sole Board Member

Goff REN Holdings, LLC
	By: its Managers	Longboat Capital, LLC

By:	/s/ Keith B. Ohnmeis	By:	/s/ James M. Howard
	Keith B. Ohnmeis, Manager		James M. Howard
Manager

By:	/s/ James M. Howard	James M. Howard
James M. Howard, Manager

Goff MCEP Holdings, LLC
	By: its Manager, Goff Capital, Inc.	By:	/s/ James M. Howard

Keith B. Ohnmeis
By:	/s/ John C. Goff
John C. Goff, President

		By:	/s/ Keith B. Ohnmeis

Goff Capital, Inc.

By:	/s/ John C. Goff
John C. Goff, President